Exhibit 10.1

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

CONSULTING SERVICES AGREEMENT

March 4, 2020

This Consulting Services Agreement (“Agreement”), effective as of March 27, 2020 (“Effective Date”) is by and between Progenics Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, (“PROGENICS”) and Patrick Fabbio (“CONSULTANT”).

In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1.	SCOPE OF SERVICES

CONSULTANT is engaged by PROGENICS to provide services as consultant providing financial and other support for PROGENICS (the “Services”).

CONSULTANT will personally perform all Services hereunder. CONSULTANT shall be available to PROGENICS at its offices, such other places or by conference call as the parties may agree, and at such times as the parties may agree. CONSULTANT shall perform all Services in a prompt and professional manner. CONSULTANT shall not be entitled to subcontract any of its obligations hereunder without PROGENICS’ prior written approval.

CONSULTANT shall be required to devote such time as needed to the performance of the Services hereunder to PROGENICS; provided that PROGENICS recognizes and acknowledges that CONSULTANT simultaneously will become chief financial officer for a private company and fulfilling his obligations to the company.

CONSULTANT’s primary contact at PROGENICS with respect to the work performed hereunder will be PROGENICS’ Interim Chief Executive Officer or such other individual(s) as PROGENICS Interim Chief Executive Officer may subsequently designate (“PROGENICS Contact”).

CONSULTANT shall not remove any PROGENICS property from PROGENICS’ premises without prior written authorization from PROGENICS; provided that CONSULTANT may have company property in his possession away from PROGENICS’ premises for use in carrying out his duties under this agreement.

2.	COMPENSATION

On or promptly after the effective date of PROGENICS’ merger with Lantheus Holdings, Inc., and provided that CONSULTANT has provided the Services through the effective date of PROGENICS’ merger and such effective date occurs on or prior to July 1, 2020, PROGENICS shall pay CONSULTANT $180,000, which amount is the full amount of CONSULTANT’s retention payment under the Retention Bonus Agreement, dated October 11, 2019. If the effective date of PROGENICS’ merger is after May 15, 2020 and before July 1, 2020, PROGENICS will pay CONSULTANT the $180,000 or a portion thereof if the PROGENICS Compensation Committee determines that CONSULTANT has fulfilled his obligations under this Agreement. No other fees for the performance of the Services or additional payments in respect of the Retention Bonus Agreement shall be payable to CONSULTANT.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

In addition to the compensation set forth above, PROGENICS will reimburse CONSULTANT for reasonable out of pocket expenses actually incurred by CONSULTANT in the performance of the Services.

3.	TERM & TERMINATION

This Agreement shall enter into force and effect as of the date first set forth above and shall remain in force and effect until the earlier of (i) the effective date of PROGENICS’ merger with Lantheus Holdings, Inc. and (ii) May 15, 2020 unless terminated as set forth herein by either party. CONSULTANT hereby resigns as Chief Financial Officer of PROGENICS effective on the Effective Date.

This Agreement may be terminated by either party (i) for convenience upon fifteen (15) days written notice to the other, or (ii) upon default in performance of the other party, provided that the defaulting party shall be given not less than ten (10) days prior written notice of default and the opportunity to cure the default during such notice period. If PROGENICS terminates this Agreement in accordance with (i), PROGENICS shall pay CONSULTANT the retention payment under the Retention Bonus Agreement. To the extent stated in the notice, CONSULTANT shall cease all Services as of the effective date of termination (the “Termination Date”).

Unless earlier required by paragraph 4 of the Employee Invention Assignment and Confidentiality Agreement, dated as of November 12, 2015, by and between PROGENICS and CONSULTANT (the “Confidentiality Agreement”), promptly upon the expiration or termination of this Agreement, and earlier if requested by PROGENICS at any time, CONSULTANT shall deliver to PROGENICS (and shall not keep in CONSULTANT’s possession or deliver to anyone else) all Confidential Information, as defined in Section 4 below, of PROGENICS (including all embodiments thereof) and all software, documentation, devices (including cell phones, computers and other electronics used by CONSULTANT), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, or any other work product whatsoever, developed by CONSULTANT as part of or in connection with the Services or otherwise belonging to PROGENICS.

4.	CONFIDENTIALITY

During the term of this Agreement, and for a period of three years following the expiration or termination of this Agreement, CONSULTANT shall keep confidential, and shall not use for any purpose other than in connection with the performance of CONSULTANT’s obligations under this Agreement, any information, including without limitation, data, business plans, techniques, processes, trade secrets, or other technical or business information of PROGENICS that is directly or indirectly disclosed by or on behalf of PROGENICS to CONSULTANT, by any means, including written, oral, visual or electronic, or obtained or generated by CONSULTANT during or as a result of CONSULTANT’s work for PROGENICS (“Confidential Information”).

The foregoing obligations of confidentiality and nonuse shall not apply to any information that (i) is or becomes part of the public domain through no fault of CONSULTANT, (ii) was already known to CONSULTANT at the time of disclosure by PROGENICS, as evidenced by written records prepared prior to such disclosure, or (iii) is acquired by CONSULTANT from a third party having right to possess and disclose such information, provided that such third party did not receive such information directly or indirectly from PROGENICS. CONSULTANT shall use the same degree of care, but no less than a reasonable degree of care, to keep PROGENICS’ Confidential Information confidential as CONSULTANT uses in safeguarding CONSULTANT’s own confidential information.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

In addition, CONSULTANT may disclose Confidential Information to the extent required to do so by regulatory or judicial authority to whose jurisdiction CONSULTANT is subject. CONSULTANT shall promptly notify PROGENICS of any such request so that PROGENICS may object to the request and/or seek an appropriate protective order.

CONSULTANT shall not disclose the existence or subject matter of this Agreement to any third party other than employees of PROGENICS with a need to know without prior written consent of PROGENICS.

5.	OWNERSHIP OF MATERIALS

CONSULTANT shall promptly make full written disclosure to PROGENICS, shall hold in trust for the sole right and benefit of PROGENICS, and hereby assigns, transfers and conveys to PROGENICS, or its designee, all of CONSULTANT’s worldwide right, title and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws, that CONSULTANT may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, in the performance of the Services or that result, to any extent, from use of PROGENICS’ property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including, but not limited to, all patent rights, copyrights, trademarks, know-how and trade secrets and the rights to apply for the same (collectively, “Intellectual Property Rights”). CONSULTANT further acknowledges and agrees that all original works of authorship that are made by CONSULTANT (solely or jointly with others) in the performance of the Services (a “Work”) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any Work may not, by operation of any applicable law, be a work made for hire, CONSULTANT hereby assigns, transfers and conveys to PROGENICS all of CONSULTANT’s worldwide right, title and interest in and to such Work, including all Intellectual Property Rights relating thereto.

For the avoidance of doubt, PROGENICS acknowledges that CONSULTANT will be a full time chief financial officer of a new employer and agrees that the inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws CONSULTANT may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, in the performance of his role as chief financial officer or other capacity for his new employer shall not constitute Inventions under this Agreement.  PROGENICS further acknowledges and agrees that all original works of authorship that are made by CONSULTANT in the performance of his role as chief financial officer or other capacity for his new employer will not constitute Work under this Agreement.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

Upon the request and at the expense of PROGENICS, CONSULTANT shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and  transfer described herein or to enable PROGENICS to secure its rights in the Inventions, Works and Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions or Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right.  Without limiting the foregoing, CONSULTANT shall disclose to PROGENICS all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which PROGENICS deems necessary in order to apply for and obtain such rights and in order to assign and convey to PROGENICS the sole and exclusive right, title and interest in and to such Inventions, Works and any Intellectual Property Rights relating thereto.  If PROGENICS is unable for any other reason to secure CONSULTANT’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions or Works assigned to PROGENICS hereunder, then CONSULTANT hereby irrevocably designates and appoints PROGENICS and its duly authorized officers and agents as CONSULTANT’s agent and attorney in fact, to act for and in CONSULTANT’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by CONSULTANT.

CONSULTANT will only use any materials provided by or on behalf of PROGENICS consistent with and as contemplated by this Agreement and will not undertake any actions which would jeopardize the copyright, trademark, tradename and other intellectual property rights of PROGENICS or its affiliates in any such materials.

6.	WARRANTIES

CONSULTANT hereby warrants and represents to PROGENICS that:

A.     the Services shall be performed strictly in accordance with this Agreement and applicable laws and in a competent, timely, professional and workmanlike manner using the standards of care, skill, and diligence normally provided by competent professionals in the performance of Services similar to that are contemplated by this Agreement;

B.     CONSULTANT has all rights, approvals, licenses, rights or other authorizations required to perform the Services, if any; and

C.     the Services and/or any portion thereof, shall not violate, infringe upon, or misappropriate any patent, copyright, trade secret, trade name, or other proprietary rights of any third party, or breach any contract by which CONSULTANT is bound, and that CONSULTANT has neither assigned nor otherwise entered into an agreement by which CONSULTANT purports to assign or transfer to a third party any right, title or interest in or to any technology or intellectual property right that would conflict with CONSULTANT’s obligations under this Agreement (collectively, “Infringement”).

7.	COMPLIANCE WITH LAWS

A.     CONSULTANT shall comply with all requirements of any and all applicable federal, state, and local laws, rules and regulations relating to his performance of the Services hereunder.

B.     CONSULTANT represents and warrants to PROGENICS that CONSULTANT is not and has never been (i) sanctioned by the Office of Inspector General of the Department of Health and Human Services, excluded from participating in any government health care program, or convicted of a criminal offense that could lead to CONSULTANT being sanctioned or excluded; (ii) debarred by the Food and Drug Administration under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act, as amended, or any similar federal or state law or regulation, or (iii) other relevant professional licensing body. CONSULTANT shall immediately notify PROGENICS, during the term of this Agreement, upon becoming aware of any facts or circumstances reasonably expected to make such representations and warranties to become untrue. Upon receipt of such notice or if PROGENICS otherwise becomes aware of a threatened or actual sanction, exclusion, debarment, or disciplinary action, PROGENICS shall have the right to immediately terminate this Agreement for cause. PROGENICS reserves the right to screen CONSULTANT against the Office of Inspector General and General Services Administration exclusion databases, the U.S. Food and Drug Administration (“FDA”) debarment list, and any other relevant databases at any time during the term of this Agreement.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

C.     CONSULTANT hereby certifies that CONSULTANT has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Section 306(a) or (b). In the event that CONSULTANT becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to CONSULTANT which directly or indirectly relate to CONSULTANT’s activities under this Agreement, CONSULTANT shall notify PROGENICS immediately. CONSULTANT understands that PROGENICS shall have the right to terminate this Agreement immediately upon receipt of such notice pursuant to the provisions of Section 3 hereof.

D.     CONSULTANT acknowledges that PROGENICS conducts its relationships with healthcare professionals, in compliance with applicable laws and regulations (including, without limitation, the U.S. Anti-Kickback Statute, 42, U.S.C. §1320a-7(b)), and the PhRMA Code. CONSULTANT, in the performance of Services on behalf of PROGENICS, shall conduct its relationships with healthcare professionals, if any, in accordance with all applicable laws and the PhRMA Code.

E.     CONSULTANT acknowledges PROGENICS’ commitment to comply with all applicable local, state, and federal laws, rules, regulations, and agreements, including, without limitation, transparency principles. To that end, CONSULTANT acknowledges and agrees that payments made pursuant to this Agreement may be reported by PROGENICS to government entities as required by law, rule, regulation, or agreement. CONSULTANT acknowledges that PROGENICS may be required to publicly disclose payments to CONSULTANT, including the identity of the CONSULTANT, the nature of any services performed by the CONSULTANT pursuant to this Agreement, and the value and nature of any payments to the CONSULTANT.

8.	INDEPENDENT CONTRACTOR

Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment relationship between PROGENICS and CONSULTANT and it is understood CONSULTANT will be acting as an independent contractor.

9.	INSIDER TRADING

While providing the Services, CONSULTANT may gain access to certain material non-public information regarding PROGENICS. CONSULTANT understands that should CONSULTANT gain access to such material non-public information, CONSULTANT will, in compliance with U.S. securities laws, refrain from buying or selling PROGENICS securities, or disclosing such information to others.

10.	NOTICES

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (a) delivered by hand; (b) sent by registered or certified mail, postage prepaid, return receipt requested; or (c) delivered by overnight carrier with signature of recipient confirming receipt to the other party at the address listed above.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, without reference to its choice of law principles.

12.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

13.	WAIVER

Waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

14.	ASSIGNMENT

This Agreement is personal to PROGENICS. CONSULTANT may not assign this Agreement without the prior written consent of PROGENICS. Any purported assignment made in violation of this provision shall be null, void and without legal effect.

15.	ENTIRE AGREEMENT; AMENDMENTS

PROGENICS and CONSULTANT acknowledge and agree that this Agreement, together with (i) the Confidentiality Agreement, (ii) the Employee Non-Competition and Non-Solicitation Agreement, dated as of November 12, 2015, by and between PROGENICS and CONSULTANT, (iii) the CONSULTANT’S Retention Bonus Agreement (as modified by clause 2 above), and (iv) the Indemnification Agreement, dated as of September 30, 2019, by and between PROGENICS and CONSULTANT, constitute the entire agreement between the parties hereto. PROGENICS and CONSULTANT acknowledge and agree that this Agreement supersedes any other previous understandings or agreements, whether written or oral, between the parties regarding the Services. This Agreement may be amended only by a written document signed by both parties. No pre-printed terms of any subsequent purchase order or invoice will add to, modify, or supersede the terms of this Agreement.

16.	SURVIVAL

Any provision of or obligation under this Agreement, which contemplates performance or observance subsequent to any termination or expiration of this Agreement, shall survive any such termination or expiration, and shall continue in full force and effect. In addition, all provisions of this Agreement shall survive the termination or expiration of this Agreement to the fullest extent necessary to give the parties the full benefit of the bargain expressed herein and of the intent contemplated hereunder.

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the dates set forth below the parties’ respective signatures.

PROGENICS PHARMACEUTICALS, INC. By: /s/ David W. Mims Name: David W. Mims Title: CEO Date: March 4, 2020	PATRICK FABBIO By: /s/ Patrick Fabbio Name: Patrick Fabbio Title: CFO Date: March 4, 2020